EXHIBIT 3.3

                                WINSTON & STRAWN
                                 200 Park Avenue
                          New York, New York 10166-4193

                                November 21, 2000


Van Kampen Focus Portfolios, Series 255
c/o The Bank of New York, As Trustee
101 Barclay Street, 17 West
New York, New York  10286

Dear Sirs:

         We have acted as special counsel for the Van Kampen Focus Portfolios, Series 255 (the "Fund") consisting of Financial Institutions Portfolio, Series 7A, Financial Institutions Portfolio, Series 7B, Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 17A, Morgan Stanley High-Technology 35 IndexSM Portfolio, Series 17B, Global Energy Portfolio, Series 16, Bandwidth & Telecommunications Portfolio, Series 13A, Bandwidth & Telecommunications Portfolio, Series 13B, The Roaring 2000SM Portfolio, Series 9A and The Roaring 2000SM Portfolio, Series 9B (individually a "Trust" and, in the aggregate, the "Trusts") for purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

         The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen Funds Inc. (the "Depositor"), American Portfolio Evaluation Services, a division of an affiliate of Depositor, as Evaluator, Van Kampen Investment Advisory Corp., an affiliate of the Depositor, as Supervisory Servicer (the "Supervisory Servicer"), and The Bank of New York, as trustee (the "Trustee"). As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (respectively the "Prospectus" and the "Registration Statement") (File Number 333-48052), the objectives of the Fund are to provide the potential for dividend income and capital appreciation through investment in a fixed portfolio of actively traded equity securities of the type denominated in the Trust's name. It is noted that no opinion is expressed herein with regard to the Federal tax aspects of the securities, the Trusts, units of the Trusts (the "Units"), or any interest, gains or losses in respect thereof.

         As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

         On the Date of Deposit, the Depositor will deposit with the Trustee with respect to the Trust the securities and/or contracts and cash for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price of the securities comprising the corpus of the Trust as more fully set forth in the Prospectus.

         The Trustee did not participate in the selection of the securities to be deposited in the Trusts, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of the Trusts as more fully set forth in the Prospectus. The Units, which are represented by certificates ("Certificates"), will be offered to the public upon the effectiveness of the registration statement.

         The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with cash dividends received by the Fund and with the proceeds from the disposition of securities held in the Fund and the proceeds of the treasury obligation on maturity and the distribution of such cash dividends and proceeds to the Unit holders. The Trustee will also maintain records of the registered holders of Certificates representing an interest in the Fund and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic reinvestment option.

         Generally, equity securities held in the Trusts may be removed therefrom by the Trustee at the direction of the Depositor upon the occurrence of certain specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of declared dividends or of interest or principal on one or more of its debt obligations.

         Prior to the termination of the Fund, the Trustee is empowered to sell equity securities designated by the Supervisory Servicer only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any equity securities held by the Fund be used to purchase new equity securities to be held therein.

         Article 9-A of the New York Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208(1)(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."


         The Regulations promulgated under Section 208 provide as follows:

                  (b) The term corporation includes. . . any business conducted by a trustee or trustees wherein interest or ownership is evidenced by  certificate  or other written instrument. . . .

                  (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9-A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

         New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept. 1948), order resettled, 274 A.D. 1073, 85 N.Y.S.2d 705 (3rd Dept. 1949).


         In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See --- also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)(C) and TSB-A-97(1)I, January 21, 1997, CCH NY St. Tax Rep.P. 402-649; and Petition of Richards, TSB-A-94(2)I, Commissioner of Taxation and Finance, February 1, 1994, CCH 1993-1994 NY New Matters Transfer Binder atP. 401-477.

         In the instant situation, the Trustee is not empowered to, and we assume will not, sell equity securities contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such equity securities is limited to circumstances in which the credit-worthiness or soundness of the issuer of such equity security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated subsequent to the termination of the Indenture. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

         Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)(c), New York Department of Taxation and Finance, June 23, 1978.

         By letter dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder will be considered as owning a share of each asset of a Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

         Based on the foregoing and on the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

                    1. Each of the Trusts will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

                    2. The income of the Trusts will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

                    3. Unit holders who are not residents of the State of New York are not subject to the income tax laws thereof with respect to any interest or gain derived from the Fund or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in the State of New York.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                                          Very truly yours,


                                                          Winston & Strawn